Exhibit 99.3

Momentum Energy Group, Inc. and Subsidiaries

Consolidated Financial Statements as of June 30, 2007, December 31, 2006 and 2005, and for the Six Month Periods Ended June 30, 2007 and 2006 (Unaudited), the Years Ended December 31, 2006 and 2005, and for the Period August 24, 2004 (Date of Inception) Through December 31, 2004, and Independent Auditors’ Report

Deloitte & Touche LLP Suite 2300 333 Clay Street Houston, TX 77002-4196 USA

Tel:+1 713 982 2000
Fax:+1 713 982 2001
www.deloitte.com

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders of

Momentum Energy Group, Inc.

Houston, Texas

We have audited the accompanying consolidated balance sheets of Momentum Energy Group, Inc. and subsidiaries (the “Company”) as of June 30, 2007, December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for the six month period ended June 30, 2007, the years ended December 31,2006 and 2005, and for the period August 24, 2004 (date of inception) through December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Momentum Energy Group, Inc. and subsidiaries at June 30, 2007, December 31, 2006 and 2005, and the results of their operations and their cash flows for the six month period ended June 30, 2007, the years ended December 31, 2006 and 2005, and for the period August 24, 2004 (date of inception) through December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

August 22, 2007

Member of

Deloitte Touche Tohmatsu

MOMENTUM ENERGY GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

AS OF JUNE 30, 2007, DECEMBER 31, 2006 AND 2005

(In thousands)

	June 30, 2007	December 31, 2006	December 31 2005
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$20,569	$39,441	$26,299
Accounts receivable — net	19,310	17,641	471
Accounts receivable — partners and affiliates	44	1,023	5,216
Prepayments and other	1,526	851	710
Risk management assets	1,000	2,592	—

Total current assets	42,449	61,548	32,696
PROPERTY, PLANT AND EQUIPMENT — Net	249,535	225,023	48,013
INTANGIBLE ASSETS — Net	21,011	19,277	44
RISK MANAGEMENT ASSETS	—	29	—
OTHER ASSETS	770	662	—

TOTAL	$313,765	$306,539	$80,753

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$28,453	$30,956	$6,996
Other accrued liabilities	3,548	1,747	262
Deferred revenue	1,679	11,595	—
Customer deposits	2,974	—	—
Accounts payable-partners and affiliates	99	—	—
Current maturities of long-term debt	660	475	15
Notes payable	—	—	15,000

Total current liabilities	37,413	44,773	22,273
LONG-TERM DEBT	22,101	22,674	58
OTHER LONG-TERM LIABILITIES	3,391	1,642	47
MINORITY INTEREST	22,244	18,471	—
STOCKHOLDERS’ EQUITY:
Common Stock, $0.01 par value — authorized, 2,500,000 shares; issued, 1,669,358 at June 30, 2007 and December 31, 2006, and 750,000 at December 31, 2005	17	17	8
Additional paid-in capital	227,954	227,551	60,431
Notes receivable from stockholders	(13,181)	(13,301)	—
Retained earnings (deficit)	13,826	4,712	(2,064)

Total stockholders’ equity	228,616	218,979	58,375

TOTAL	$313,765	$306,539	$80,753

See notes to consolidated financial statements.

MOMENTUM ENERGY GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE SIX MONTH PERIODS ENDED JUNE 30, 2007 AND 2006 (UNAUDITED),

THE YEARS ENDED DECEMBER 31, 2006 AND 2005, AND FOR THE PERIOD

AUGUST 24, 2004 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2004

(In thousands)

	Six Months Ended June 30, 2007	Six Months Ended June 30, 2006 (Unaudited)	Year Ended December 31, 2006	Year Ended December 31, 2005	For the Period August 24, 2004 (Date of Inception) through December 31, 2004
REVENUES:
Natural gas and liquids sales	$58,074	$9,713	$52,663	$1,132	$—
Gathering and processing fees	10,494	1,176	5,496	288
Construction revenues	1,557	680	2,006	264	—
Other revenues	10,381	112	1,600	—	—
(Loss) gain on risk management instruments	(468)	(1,492)	3,763	—	—

Total revenues	80,038	10,189	65,528	1,684	—

OPERATING COSTS AND EXPENSES:
Cost of natural gas and liquids	50,120	8,469	45,637	809	—
Operations and maintenance	7,490	1,885	7,097	1,108	—
General and administrative expenses	4,966	2,186	6,297	1,082	384
Depreciation and amortization	6,792	1,055	5,469	486	2
Loss (gain) on sale of assets	29	—	(4,666)	—	—

Total operating costs and expenses	69,397	13,595	59,834	3,485	386

OPERATING INCOME (LOSS)	10,641	(3,406)	5,694	(1,801)	(386)
OTHER INCOME AND EXPENSE:
Interest expense	(14)	—	—	(4)	—
Interest income	546	382	970	127	—

Total other income	532	382	970	123
INCOME (LOSS) BEFORE INCOME TAXES AND MINORITY INTEREST	11,173	(3,024)	6,664	(1,678)	(386)
INCOME TAX EXPENSE	1,454	—	—	—	—

INCOME (LOSS) BEFORE MINORITY INTEREST	9,719	(3,024)	6,664	(1,678)	(386)
MINORITY INTEREST IN (EARNINGS) LOSS OF SUBSIDIARY	(605)	—	112	—	—

NET INCOME (LOSS)	$9,114	$(3.024)	$6,776	$(1,678)	$(386)

See notes to consolidated financial statements.

MOMENTUM ENERGY GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

FOR THE SIX MONTH PERIOD ENDED JUNE 30, 2007, THE YEARS ENDED DECEMBER 31, 2006 AND 2005,

AND FOR THE PERIOD AUGUST 24, 2004 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2004

(In thousands except share amounts)

	Common Stock		Additional Paid-in Capital	Notes Receivable From Stockholders	Retained Earnings (Deficit)	Total
	Shares	Amount
BALANCE — August 24, 2004
(date of inception)	—	$—	$—	$—	$—	$—
Net loss	—	—	—	—	(386)	(386)

BALANCE — December 31, 2004	—	—	—	—	(386)	(386)
Common stock issued	750,000	8	74,992	—	—	75,000
Deemed distributions	—	—	(14,561)	—	—	(14,561)
Net loss	—	—	—	—	(1,678)	(1,678)

BALANCE — December 31, 2005	750,000	8	60,431	—	(2,064)	58,375
Common stock issued	919,358	9	166,772	—	—	166,781
Management share notes receivable	—	—	—	(13,680)	—	(13,680)
Payments on notes receivable	—	—	—	379	—	379
Equity-based compensation	—	—	348	—	—	348
Net income	—	—	—	—	6,776	6,776

BALANCE — December 31, 2006	1,669,358	17	227,551	(13,301)	4,712	218,979
Payments on notes receivable	—	—	—	120	—	120
Equity-based compensation	—	—	403	—	—	403
Net income	—	—	—	—	9,114	9,114

BALANCE — June 30, 2007	1,669,358	$17	$227,954	$(13,181)	$13,826	$228,616

See notes to consolidated financial statements.

MOMENTUM ENERGY GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTH PERIODS ENDED JUNE 30, 2007 AND 2006 (UNAUDITED),

THE YEARS ENDED DECEMBER 31, 2006 AND 2005, AND FOR THE PERIOD

AUGUST 24, 2004 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2004

(In thousands)

	Six Months Ended June 30, 2007	Six Months Ended June 30, 2006 (Unaudited)	Year Ended December 31, 2006	Year Ended December 31, 2005	For the Period August 24, 2004 (Date of Inception) through December 31, 2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$9,114	$(3,024)	$6,776	$(1,678)	$(386)
Changes to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	6,792	1,055	5,469	486	2
Loss (gain) on sale of assets	29	—	(4,666)	—	—
Equity-based compensation	403	101	348	—	—
Minority interest in net earnings (loss) of subsidiary	605	—	(112)	—	—
Risk management activities	1,621	1,492	(2,621)	—	—
Accounts receivable	(3,914)	(1,644)	(14,173)	(942)	—
Prepayments and other	(55)	(233)	(217)	(156)	—
Deferred revenue	(9,933)	60	11,588	—	—
Customer deposits	2,974
Deferred taxes	1,419
Accounts payable and other accruals	(209)	1,357	14,748	1,464	43

Net cash provided (used) by operating activities	8,846	(836)	17,140	(826)	(341)

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions	—	(42,737)	(42,737)	(32,500)	—
Purchases of property, plant, and equipment	(28,575)	(42,852)	(131,539)	(29,403)	(12)
Purchases of intangibles	(2,683)	(9,908)	(10,353)	(45)
Other asset purchases	(171)	(513)	(1,181)	(532)	(36)
Cash received from sale of plant	—	—	6,800	—	—

Net cash used by investing activities	(31,429)	(96,010)	(179,010)	(62,480)	(48)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings	—	25,775	49,000	47,553	389
Payments on borrowings	(447)	(5,093)	(44,283)	(32,948)	—
Loan fees	(223)	(775)	(775)	—	—
Net proceeds from equity offerings	—	52,600	153,101	75,000	—
Proceeds from payment on note receivable from stockholder	120	—	379	—	—
Proceeds from minority interest	4,261	—	17,590	—	—

Net cash provided by financing activities	3,711	72,507	175,012	89,605	389

NET CASH AND CASH EQUIVALENTS (DECREASE) INCREASE FOR PERIOD	(18,872)	(24,339)	13,142	26,299	—
CASH AND CASH EQUIVALENTS — Beginning of period	39,441	26,299	26,299	—	—

CASH AND CASH EQUIVALENTS — End of period	$20,569	$1,960	$39,441	$26,299	$—

SUPPLEMENTAL DISCLOSURE OF NONCASH FINANCING AND INVESTING ACTIVITIES:
Pipeline asset received in exchange for sale of plant	$—	$—	$1,659	$—	$—

Capital leases to acquire assets	$531	$2,702	$2,913	$80	$—

Stock issued for notes receivable	$—	$10,024	$13,680	$—	$—

Capital expenditures in accounts payable	$15,576	$27,706	$13,857	$5,756	$10

See notes to consolidated financial statements.

MOMENTUM ENERGY GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF JUNE 30, 2007, DECEMBER 31, 2006 AND 2005

AND FOR THE SIX MONTH PERIODS ENDED JUNE 30, 2007 AND 2006 (UNAUDITED),

THE YEARS ENDED DECEMBER 31, 2006 AND 2005, AND

FOR THE PERIOD AUGUST 24, 2004 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2004

1.	ORGANIZATION

General — Momentum Energy Group, Inc. ( “MEI”), a Delaware company formed in November 2005, is engaged, through its subsidiaries, in the gathering, treating and processing of natural gas and natural gas liquids (“NGL”). MEI is a portfolio company of private equity firms: Yorktown Energy Partners LLC (“Yorktown”), Banc of America Capital Investors SBIC, L.P. and Lehman Brothers MLP Partners, L.P. MEI’s wholly owned subsidiary, Momentum Energy Group, LLC (“MEG”) was formed on August 24, 2004 and previously was a wholly owned subsidiary of Peak Energy Resources, Inc. (“Peak”), also a Yorktown portfolio company. MEI was formed to acquire MEG from Peak (see Note 4). The accompanying financial statements include the results of operations of MEI from November 2005 and the results of operations of MEG for the periods prior to November 2005. The reorganization of these entities was accounted for as a reorganization of entities under common control.

MEI, through our subsidiaries (collectively the “Company”), provides midstream energy services, including gathering, treating and processing of natural gas and NGL in three geographic regions: the Fort Worth Basin of Texas, the Piceance Basin of Colorado and the Powder River Basin of Wyoming. In addition to MEG, MEI operates through three principal business entities: MEG Texas Gas Gathering, LP (“MEG Texas”), MEG Colorado Gas Gathering, LLC (“MEG Colorado”) and MEG Wyoming Gas Service, LLC (“MEG Wyoming”). The following is a brief description of the Company’s current operations.

MEG Texas was formed in January 2005 and owns and operates a gas gathering system and associated processing plant that gathers and processes customer’s gas produced from the Barnett Shale formation of the Fort Worth Basin. The gathering system utilizes newly installed medium pressure gathering lines in Hood, Erath, Parker and Somervell counties. MEG Texas also owns and operates an NGL products pipeline.

MEG Colorado was formed in February 2006 to construct a gathering system and treating and processing plant in the Piceance Basin. MEG Colorado contributed its assets to a newly formed subsidiary, Collbran Valley Gas Gathering, LLC (“CVG”) in September 2006 concurrent with a cash contribution to CVG from Laramie Energy, LLC (“Laramie”) and Delta Petroleum Corporation (“Delta”). The member interests in CVG of MEG Colorado, Laramie and Delta are 70%, 25% and 5%, respectively. The processing plant became operational in November 2006. On May 31, 2007, Plains Exploration and Production Company acquired the Piceance Basin midstream properties of Laramie and became the 25% partner at CVG.

MEG Wyoming was formed in April 2006 to purchase a gathering system from KM Upstream, LLC (“Kinder Morgan”). The gathering system consists of low, medium, and high pressure gathering lines and compressor stations. Natural gas is delivered to Kinder Morgan’s Douglas plant under a processing agreement whereby Kinder Morgan processes, treats, and markets the natural gas and NGL.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Principals of Consolidation — The accompanying consolidated financial statements and related notes include our assets, liabilities, and results of operations for each of the periods presented. All intercompany accounts and transactions are eliminated in the consolidated financial statements.

The portion of the income (loss) and net assets applicable to the Company’s noncontrolling interest in the majority-owned operations of Collbran Valley Gas Gathering, LLC is reflected as minority interest.

Interim Condensed Disclosures — The information for the six month period ended June 30, 2006 is unaudited but in the opinion of management, reflects all adjustments which are normal, recurring and necessary for a fair presentation of financial position and results of operations for the interim periods. Certain information and footnote disclosures normally included in annual consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been omitted pursuant to the rules and regulations of the Securities and Exchange Commission.

Use of Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts of assets, liabilities, revenues, and expense and disclosure of contingent assets and liabilities that exist at the date of the financial statements. Although our management believes the estimates are appropriate, actual results can differ from those estimates.

Cash and Cash Equivalents — Cash and cash equivalents are defined as time deposits and highly liquid investments with maturities of three months or less when purchased. The carrying value of cash and cash equivalents approximates fair value because of the short terms to maturity of these investments.

Accounts Receivable and Allowance for Doubtful Accounts — Credit is extended to our customers in our normal course of business. Estimated losses on accounts receivable are provided through an allowance for doubtful accounts. In evaluating the level of reserves, judgments are made regarding each party’s ability to make required payments, economic events and other factors. As the financial condition of any party changes, circumstances develop or additional information becomes available, adjustments to the allowance for doubtful accounts may be required. We have established various procedures to manage our credit exposure, including initial credit approvals, credit limits, and rights of offset. There are circumstances in which we require a customer to prepay or provide us with a letter of credit to limit credit risk. For the six month periods ended June 30, 2007 and 2006, the years ended December 31, 2006 and 2005, and for the period August 24, 2004 (date of inception) through December 31, 2004, we did not record any allowance for doubtful accounts.

Imbalances — In the course of shipping natural gas and NGL, which are comprised of Ethane, Propane, Butanes, and Pentanes, for others, we may receive for redelivery different quantities of natural gas or NGL than the quantities actually redelivered. These transactions result in imbalance receivables or payables that are recovered or repaid through receipt or delivery of natural gas and NGL in future periods, if not subject to cash-out provisions and are marked-to-market using current market prices in effect for the reporting period. Imbalance receivables are included in our current assets and imbalance payables are included in current liabilities. As of June 30, 2007 and December 31, 2006, our imbalance receivable was $54,142 and $8,599, respectively. We did not have an imbalance receivable as December 31, 2005. Our imbalance payables as of June 30, 2007 and December 31, 2006 and 2005, were $372,130, $203,052 and $25,195, respectively.

Product Inventories — In the normal course of business, we have storage tanks that hold NGL until they can be sold and/or trucked to market. All product inventories are valued at the lower of average cost or market. As of June 30, 2007 and December 31, 2006 and 2005, our product inventories were $115,862, $251,542, and $548, respectively. Product inventories are included in prepayments and other on the consolidated balance sheet.

Property, Plant, and Equipment — The Company’s property, plant, and equipment consists of gas gathering systems, gas processing and treating facilities, and other related facilities, which are carried at cost less accumulated depreciation. Expenditures related to property, plant and equipment that have a useful life greater than one year are capitalized. All repairs and maintenance items are charged against income when incurred and renewals and betterments, which extend the useful life greater than one year or expand the capacity of the asset, are capitalized. All land costs are capitalized.

Depreciation is calculated on the straight-line method based on the estimated useful lives of our assets as follows:

Pipelines and pipeline associated	16-25 years
Gas processing plants and equipment	16-40 years
Other assets	2-10 years

Construction in Progress — During construction, all direct costs, such as labor, materials, freight, installation and other costs, such as direct overhead are capitalized within construction in progress (CIP). Upon completion of the project or at the completion of a major phase, the project construction costs are placed in service and depreciated accordingly.

Capitalized Interest —We capitalize interest on projects during extended construction time periods. Such interest is allocated to CIP under the project and allocated to property, plant and equipment when complete and depreciated with the asset. For the six month periods ended June 30, 2007 and 2006, the years ended December 31,2006 and 2005, the Company capitalized $887,273, $741,794 (unaudited), $2,227,822 and $98,585, respectively, of interest related to major projects. No interest was capitalized during 2004.

Derivative Instruments — The Company enters into certain financial contracts to manage its exposure to movement in commodity prices. The Company applies the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 133, Accounting for Derivative Instruments and Hedging Activities, to its derivative instruments. SFAS No. 133 requires an entity to recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. SFAS No. 133 provides that normal purchase and normal sale contracts, when appropriately designated, are not subject to the statement. Normal purchases and normal sales are contracts which provide for the purchase or sale of something other than a financial instrument or derivative instrument that will be delivered in quantities expected to be used or sold by the reporting entity over a reasonable period in the normal course of business. The Company’s forward natural gas purchase and sales contracts are designated as normal purchases and sales. The Company uses swaps and other derivatives to mitigate the risks to cash flows resulting from changes in commodity prices. These financial instruments are recognized on the consolidated balance sheet at the instrument’s fair value with changes in fair value reflected in the statement of operations, as the Company has not designated any of these derivative instruments as hedges.

Intangible Assets — Intangible assets consist of rights-of-way (“ROW”) and easements, customer contracts and customer relationships. The Company’s customer contracts and relationships are related to the assets purchased from Kinder Morgan in April of 2006. The value of the contracts was derived by management with the assistance of a third-party valuation firm. All

ROW intangible assets are amortized on a straight-line basis over the estimated useful life. The customer contracts and customer relationship intangible assets are amortized on an accelerated basis which reflects projected declines in production volumes. Weighted average estimated lives of ROW intangibles and customer contracts/relationships at June 30, 2007 are 20.4 years and 11.6 years, respectively. The amortization expense associated with intangibles for the six month periods ended June 30, 2007 and 2006, the years ended December 31, 2006 and 2005 and for the period August 24, 2004 (date of inception) through December 31, 2004, were $827,611, $95,861 (unaudited), $742,462, $1,888, and $0, respectively. Estimated aggregate amortization expense for each of the five succeeding years is as follows: 2007 (remainder) — $767,493; 2008 — $1.6 million; 2009 — $1.5 million; 2010 — $1.4 million; 2011 — $1.3 million and 2012 — $1.2 million. Intangible assets consisted of the following (in thousands):

	June 30, 2007	December 31, 2006	December 31, 2005
Rights-of-way and easements — at cost	$17,697	$15,139	$46
Less accumulated amortization	(675)	(262)	(2)
Customer contracts and relationships	4,882	4,882	—
Less accumulated amortization	(893)	(482)	—

Net intangible assets	$21,011	$19,277	$44

Impairment of Assets — The Company reviews and evaluates its long-lived assets for impairment in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, when events or changes in circumstances indicate that the related carrying amounts may not be recoverable. An impairment loss is measured as the amount by which asset carrying value exceeds fair value. The Company recorded no impairment for the six month periods ended June 30, 2007 and 2006, the years ended December 31, 2006 and 2005, and for the period August 24, 2004 (date of inception) through December 31, 2004.

Environmental — The Company is subject to various federal, state, and local laws and regulations relating to the protection of the environment. The Company has established procedures for the ongoing evaluation of its operations, to identify potential environmental exposures and to comply with regulatory policies and procedures. The Company accounts for environmental contingencies in accordance with Statement of Position 96-1, Environmental Remediation Liabilities. Environmental expenditures are expensed or capitalized as appropriate, depending upon the future economic benefit. Expenditures which relate to an existing condition caused by past operations and that do not generate current or future revenue are expensed. Liabilities for these expenditures are recorded on an undiscounted basis when environmental assessments and/or clean-up are probable and the costs can be reasonably estimated. In the asset purchase agreement for the Wyoming assets, Kinder Morgan has indemnified the Company with respect to environmental matters for a period of two years and an amount of $11 million. At June 30, 2007, December 31, 2006 and 2005, the Company had no environmental matters requiring accruals.

Deferred Revenue — The Company records deferred revenue for payments received from customers in advance of recognizing revenue.

Revenue Recognition — The Company and its subsidiaries recognize natural gas and NGL revenues in the calendar month of production according to customer contracts. Revenues are derived from the following types of arrangements:

Fee-Based Arrangements — Under the terms of fee-based contracts, the Company receives a set fee for gathering, treating and processing natural gas. These revenues correspond with volumes and are not directly dependent on commodity prices.

Percent of Proceeds — Under the terms of percent of proceeds contracts, the Company receives a negotiated percentage of the natural gas and NGL, which are sold through a marketing company at market prices. We recognize 100% of the proceeds for the gas and the producers negotiated percentage of natural gas, NGL and, in some cases, condensate during the month of production.

Wellhead Purchase — Under the terms of a wellhead purchase contract, we pay a negotiated price for natural gas at the wellhead. We then keep 100% of the proceeds for the natural gas, the NGL and the condensate.

Construction Revenues — In the normal course of business, the Company generates revenues related to the construction of pipelines and central delivery points (CDPs) to connect producers’ gas to our pipelines and revenues related to the installation and operation of lift gas services for our producers. The pipelines, CDPs, and lift gas services enable producer gas to be gathered, processed, and ultimately sold in the market place. Certain producer contracts allow the Company to charge an additional overhead percentage of the total costs as management fees. The Company pays the cost to build these facilities and re-bills those costs to the producer. The Company owns and operates the facilities after completion.

Other Revenues — The Company is periodically contracted to relocate certain portions of its gathering pipeline in Wyoming to accommodate the expansion plans of coal mines operating in the area. These coal mines compensate the Company to relocate our pipeline. The Company retains ownership of the pipeline. Projects of this nature are not considered normal operations for the Company. For the six month periods ended June 30, 2007 and 2006, the years ended December 31, 2006 and 2005 and for the period August 24, 2004 (date of inception) through December 31, 2004 other revenues includes $9,953,707, $0 (unaudited), $785,248, $0, and $0, respectively, of pipeline relocation revenues.

Income Taxes — The Company accounts for income taxes under the liability method, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statements and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. As of June 30, 2007 and December 31, 2006 we have an estimated net operating loss carryforward of approximately $23.4 million and $12.8 million which begins to expire in 2026 and 2025, respectively. For the six month period ending June 30, 2007, the Company recorded a deferred federal tax provision of $1.3 million. No federal income tax expense was recognized for the six month periods ended June 30, 2006, the years ended December 31, 2006 and 2005, and for the period August 24, 2004 (date of inception) through December 31, 2004.

Net deferred long-term tax liabilities at June 30, 2007 relate to the net operating loss carryforward and book tax basis differences resulting primarily from property, plant and equipment. Net deferred long-term tax liabilities as of June 30, 2007 of $1,417,000 are recorded in other long-term liabilities on the consolidated balance sheet. Net deferred current tax assets relate primarily to income recognition and derivatives. Net deferred current tax assets of $96,000 are recorded in prepayments and other on the consolidated balance sheet. Net deferred tax assets relate to the net operating loss carryforward and book tax basis differences resulting primarily from property, plant and equipment, derivatives, and income recognition and have been fully reserved as of December 31, 2006 and 2005. As of December 31, 2006 and 2005, the Company had valuation allowances of $8.3 million and $15.4 million, respectively.

In May 2006, the state of Texas enacted a margin tax which will become effective in 2008. This margin tax will require the Company to determine a tax of 1.0% on our “margin,” as defined in the law, beginning in 2008 based on our 2007 results. The margin to which the tax rate will be applied generally will be calculated as our revenues for federal income tax purposes, less the cost of the products sold for federal income tax purposes, in the State of Texas. Under the provisions of SFAS No. 109, Accounting for Income Taxes, the Company is required to record the effects on deferred taxes for a change in tax rates or tax law in the period which includes the enactment date. This impact of this tax law change was not material for the year ended December 31, 2006. During the six month period ended June 30, 2007, the Company recorded $34,956 of current and $97,913 of deferred state income tax expense.

In June 2006, the FASB issued FASB Interpretation (“FIN”) No. 48, Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement No. 109. FIN 48 clarifies the accounting for uncertainties in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, Accounting for Income Taxes, by prescribing thresholds and attributes for the financial statement recognition and measurement of a tax position taken or expected to be take on a tax return. If a tax position is “more likely than not” to be sustained upon examination, the entity would be required to recognize in its financial statements the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement. The Company adopted the provisions of FIN 48 effective as of the beginning of the Company’s 2007 fiscal year. The adoption of FIN 48 did not have a material effect on our consolidated financial position or results of operations.

Stock-Based Compensation — The Company adopted SFAS No. 123(R), Share-Based Payment, as revised, as of first quarter 2006 when options were first issued. Generally, the approach to accounting in SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values.

3.	NEW ACCOUNTING PRONOUNCEMENTS

Fair Value Measurements — In September 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 establishes a framework for measuring fair values under generally accepted accounting principles and applies to other pronouncements that either permit or require fair value measurement, including SFAS No 133. The standard is effective for reporting periods beginning after November 15, 2007. We are evaluating the impact of SFAS No 157.

Fair Value Option for Financial Assets and Financial Liabilities — In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, which permits entities to choose to measure many financial instruments and certain other items at fair value. SFAS No. 159 is effective as of January 1, 2008 and will have no impact on amounts presented for periods prior to the effective date. The Company has not yet determined whether we will choose to measure items subject to SFAS No. 159 at fair value.

4.	ACQUISITION

Momentum Energy Group, LLC — Peak funded the initial startup of a gas gathering and processing business through its wholly owned subsidiary, MEG. The intention was for MEG to be separated into a separate Yorktown funded entity at a later date. In November 2005, MEI was formed with initial capitalization of $75 million from Yorktown. Upon formation, MEI acquired MEG from Peak for $47.5 million of cash and notes. The acquisition included all of the natural gas gathering and processing assets, CIP, and negotiated contracts for MEG and its wholly owned subsidiaries.

The purchase price was determined by management with the assistance of an independent appraisal of MEG and its subsidiaries by an investment banking firm specializing in the energy industry (in thousands).

Purchase price:
Cash	$32,500
Notes payable	15,000

Total purchase price	47,500

Allocation of purchase price:
Current assets	3,340
Gas gathering and processing assets	618
Vehicles	292
Other assets	473
Construction in progress	33,664
Long-lived customer contracts	94
Accumulated depreciation	(65)
Current year and retained loss	1,697
Current liabilities	(7,174)

Total allocation of purchase price	32,939

Deemed distribution (excess over book)	$14,561

As MEI and Peak had similar ownership, this transaction resulted in the transfer of assets to MEI at the carrying value of MEG’s books. This resulted in a deemed distribution for the excess purchase price over the carrying value of $14.6 million.

Douglas Gathering System — Effective April 1, 2006, the Company, through MEG Wyoming, acquired the Douglas Gathering System located in Wyoming from KM Upstream, LLC for $42.0 million in cash. Included in the asset purchase were pipelines, compressor stations, an idle NGL fractionation plant, and a terminal facility.

The preliminary purchase price allocation was determined by management with the assistance of a third-party valuation firm and allocated as of December 31, 2006 as presented below (in thousands).

Purchase price:
Cash	$42,037
Direct acquisition costs	700

Total purchase price	$42,737

Allocation of purchase price:
Gas gathering and processing assets	$34,364
Vehicles	179
Line pack	96
Rights-of-way	4,896
Customer contracts	904
Customer relationships	3,978
Current assets	302
Current liabilities	(140)
Asset retirement obligations	(1,842)

Total allocation of purchase price	$42,737

5.	PROPERTY, PLANT, EQUIPMENT AND ASSET RETIREMENT OBLIGATION

Property, plant and equipment at June 30, 2007, December 31, 2006 and 2005, consisted of the following (in thousands);

	June 30, 2007	December 31, 2006	December 31, 2005
Property, plant and equipment — at cost:
Pipelines and equipment	$154,237	$132,002	$18,520
Gas processing plants and equipment	69,368	63,874	7,788
Construction in process	31,138	30,108	20,807
Vehicles	1,333	1,151	351
Furniture and computer equipment	1,215	1,085	235
Buildings and leasehold improvements	1,098	1,164	333
Land	454	454	449
Line pack	676	217	15

Total property, plant and equipment	259,519	230,055	48,498

Less accumulated depreciation	(9,984)	(5,032)	(485)

Property, plant and equipment — net	$249,535	$225,023	$48,013

Depreciation expense for the six month periods ended June 30, 2007 and 2006, the years ended December 31, 2006 and 2005 and for the period August 24, 2004 (date of inception) through December 31, 2004, was $5,731,075, $931,620 (unaudited), $4,550,376, $484,354, and $1,561, respectively.

Asset Retirement Obligations — In June 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations. This statement requires the Company to record the fair value of a liability for legal obligations associated with the retirement obligations of tangible long-lived assets in the periods in which the obligation is incurred and can be reasonably estimated. When the liability is initially recorded, a corresponding increase in the carrying amount of the related long-lived asset is recorded. Over time, accretion of the liability is recognized each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, a company either settles the obligation for its recorded amount or incurs a gain or loss on settlement.

In March 2005 the FASB issued FIN 47, Accounting for Conditional Asset Retirement Obligations, an interpretation of FASB Statement No. 143. FIN 47 clarifies that the terms, conditional asset retirement obligation as used in SFAS No. 143, refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional upon a future event that may or may not be within the control of the company. Even though uncertainty about the timing and/or method of settlement exists and may be conditional upon a future event, the obligation to perform the asset retirement activity is unconditional. Accordingly, a company is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated. In these circumstances, the Company is required to determine if there is a range of potential settlement dates and the probabilities associated with this range based on a variety of factors including industry practice, management’s intent, and the asset’s economic life. The fair value of a liability for the conditional asset retirement obligation should be recognized when incurred generally upon acquisition, construction or through the normal operation of the asset. SFAS No. 143 acknowledges that in some cases, sufficient information may not be available to reasonably estimate the fair value of an asset retirement obligation. FIN 47 also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation.

The Company’s asset retirement obligations relate to: (i) rights-of-way and easements over property we do not own and (ii) regulatory requirements where a legal or contractual obligation exists upon abandonment of the related facility. The Company has recorded a long-term liability at June 30, 2007, December 31, 2006 and 2005, of $1,571,006, $1,642,219, and $46,542, respectively.

A rollforward of our liability for asset retirement obligations is as follows (in thousands):

Asset retirement obligations — January 1, 2005	$—
Additions	47
Accretion expense	—

Asset retirement obligations — December 31, 2005	47
Additions	1,531
Accretion expense	64

Asset retirement obligations — December 31, 2006	1,642
Additions	142
Revision in estimates	—
Liabilities settled	(273)
Accretion expense	60

Asset retirement obligations — June 30, 2007	$1,571

6.	LONG-TERM DEBT

Credit Agreement — On May 31, 2006, we entered into a $50 million credit agreement (the “Credit Agreement”) with the Bank of America, N.A., as Administrative Agent, and a group of financial institutions, as lenders. Our Credit Agreement included a $5 million sub-limit for the issuance of standby letters of credit. Initial availability under the facility was $32 million. In July 2006, the Credit Agreement was amended to, among other things, increase availability to $50 million. In September 2006, a second amendment allowed for the transactions surrounding the formation of CVG and the resulting member contributions by Laramie and Delta. In November 2006, a third amendment to the credit agreement provided for, among other things, the modification of loan covenant requirements.

In March 2007, the Company entered into a $75 million Amended and Restated Credit Agreement (“Amended Credit Agreement”), which provided for, among other things, a reduction in interest rates, an increase in the standby letter of credit sub-limit to $15 million, and a modification of the debt covenants for 2007. The Amended Credit Agreement has a maturity date of May 31, 2010.

The Credit Agreement and amendments in effect at June 30, 2007 contained various covenants that limit us and our operating subsidiaries’ ability to: (i) grant liens; (ii) be liable for other indebtedness; (iii) engage in a merger, consolidation or dissolution; (iv) enter into transactions with affiliates; (v) sell or otherwise dispose of our assets, businesses or operations; and (vi) make acquisitions and investments.

The Credit Agreement and amendments in effect at June 30, 2007, also contain covenants which, among other things, require us to maintain certain ratios or conditions as follows:

•	Earnings before interest, taxes, depreciation, and amortization (EBITDA) to interest expense (as defined) of not less than 2.50:1 commencing, March 31, 2007.

•	Total consolidated funded debt to EBITDA (as defined) of not more than 4.00:1 commencing December 31, 2007

•	Total consolidated funded debt to consolidated capitalization (as defined) to be less than 0.35:1 commencing March 31, 2007

The obligations under the Credit Agreement are secured by first priority liens on all of our assets and all of the assets, other than the Collbran assets, of our operating subsidiaries.

At our election, interest under the Credit Agreement is determined by reference to either the British Bankers Association LIBOR rate (LIBOR), plus an applicable margin of 1.50% to 2.50% per annum, or the Applicable Base Rate (ABR) defined as the higher of the federal funds rate or Prime rate in effect plus an applicable margin of 0.25% to 1.25%. Interest is payable quarterly for ABR loans and upon maturity on LIBOR loans, except that if a LIBOR loan has a term of six months, interest will be paid at the end of each three month period. The Amended Credit Agreement provides for an applicable margin of 1.50% to 2.25% on LIBOR borrowings and 0.25% to 1.00% on ABR borrowings.

If an event of default exists under the Credit Agreement, the Administrative Agent may terminate the revolving loan commitments and/or declare the loans then outstanding to be due and payable in whole or in part together with the accrued interest thereon and all fees. Each of the following would be an event of default:

•	Failure to pay any principal when due or any interest, fees or other amount within certain grace periods

•	Failure of any representations in any report, certificate, financial statement or other document to be materially correct

•	Failure to observe or perform any covenant, condition, or agreement

•

The occurrence of any event or condition that causes material indebtedness to become due prior to its scheduled maturity or enables or permits the holders of such debt to pursue payment prior to its scheduled maturity

•	A change in control as defined in the Credit Agreement

•	Other customary defaults, including bankruptcy or insolvency events involving us or our subsidiaries

On May 31, 2006, we borrowed $25.7 million as an initial draw on the Credit Agreement to fund the acquisition of the MEG Wyoming assets. In addition, we borrowed an additional $24.0 million and repaid $29.7 million during the period May 31, 2006 to December 31, 2006. The balance outstanding at both December 31, 2006 and June 30, 2007 was $20.0 million.

Substantially all borrowings were on a LIBOR basis and interest rates ranged from 6.875% to 7.6875%. Total interest paid for the six month periods ended June 30, 2007 and 2006, and the year ended December 31, 2006, was $713,403, $163,689 (unaudited), and $1.4 million dollars, respectively.

Other long-term debt is comprised of capital leases payable for equipment and vehicles of $2,101,041. Total equipment and vehicles purchased under capital lease commitments as of June 30, 2007, December 31, 2006 and December 31, 2005 was $3,022,411, $2,993,307, and $139,646, respectively. All capital leases are eligible for early payoff. Amortization of capital assets recorded under capital leases is included in depreciation.

Future lease payments as of June 30, 2007, are as follows (in thousands):

2007 (remainder)	$583
2008	584
2009	584
2010	571
2011	515
Thereafter	535

$3,372

7.	STOCKHOLDERS’ EQUITY

As of June 30, 2007 and December 31, 2006, the Company had 1,669,358 common shares outstanding. Of these, 1,548,449 were issued to private equity investors and the remainder to management.

In November, 2005, the Company sold 750,000 common shares in a private placement for $75.0 million. In April 2006, the Company sold 333,332 shares in a private placement for $50.0 million. In August 2006 the Company sold 465,117 shares in a private placement for $100.0 million. The August 2006 placement was closed in three separate tranches in August 2006, October 2006 and November 2006. The Company also sold 29,342 shares to management for $3.1 million and sold 91,567 of full recourse note shares for $13.7 million.

During 2006, the Company sold 166,025 partial recourse (“Partial Recourse Note Shares”) note shares. The Company has accounted for the sale of stock in exchange for partial recourse notes consistent with the accounting for options. Additionally, management was issued 38,595 options. During the six months ended June 30, 2007, an additional 20,175 options were issued.

Full Recourse Note Shares — Full Recourse Note Shares are recorded as shares issued and additional paid in capital. Full recourse note share receivables are secured by security interests in the shares and other collateral granted to the Company by the subscriber under a stock pledge agreement. The balance on the note share receivable is recorded as contra equity. Interest on outstanding balances accrues at 6% per annum but is not recorded until paid. The note shares issued for aggregate consideration of $13.6 million are reflected net of the note share receivable balance at December 31, 2006, of $13.3 million resulting in a $378,750 net increase to stockholders’ equity as of that date and a receivable balance at June 30, 2007 of $13.2 million representing a total net increase to stockholders’ equity of $498,750

Equity-Based Compensation — As discussed in Note 2, the Company adopted SFAS No. 123(R). The stock option plan was adopted during the year ended December 31, 2006. No stock option grants were outstanding in prior years. The fair value of options and Partial Recourse Note Shares is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions. The risk-free rate of periods within the expected life of the options is based on the U.S. treasury yield curve in effect at the time of grant. Since the Company issued its first shares in November 2005 it has no historical information of its own. Therefore, the expected volatility is based on the average of historical unit prices of similar companies. The expected distribution yield is based on projected future distributions. The expected term of options and partial recourse note shares is based on the simplified method and represents the period of time that options granted and partial recourse note shares issued are expected to be outstanding.

Partial Recourse Note Shares — Partial Recourse Note Shares are reflected in stockholders’ equity only to the extent they vest and are accounted for as stock based compensation in the same manner as stock options. Partial Recourse Note Shares vest over an implied seven-year period. The Company recognized non-cash compensation expense of $127,724, $63,820 (unaudited), and $184,110 related to the partial recourse note shares for the six month periods ended June 30, 2007 and 2006 and for the year ended December 31, 2006, respectively.

Stock Options — Stock options were granted during 2006 to management owners and employees. The Company’s stock option plan is designed to promote the interests of stockholders by attracting and retaining employees, nonemployee directors, and consultants by providing the opportunity to purchase common stock of the Company. The plan is administered by the compensation committee of the Company’s Board of Directors. The Company has authorized 150,000 shares of common stock under its stock option plan. Stock options vest over a three-year period ratably at each anniversary of the grant date. A total of 57,570 and 37,995 options were outstanding at June 30, 2007 and December 31, 2006, respectively. Stock options are recorded as stock based compensation and are reflected in stockholders’ equity only to the extent they vest. The Company recognized noncash compensation expense of $275,486, $37,241 (unaudited), and $164,288 related to stock options for the six month periods ended June 30, 2007 and 2006 and for the year ended December 31, 2006.

As of June 30, 2007 and December 31, 2006, the number of shares available for grant under our stock option incentive plan totaled 92,430 and 112,005, respectively.

A summary of option and Partial Recourse Note Share activity is provided below:

	Number of Shares Underlying Options and Partial Recourse Note Shares	Weighted- Average Exercise Price
Outstanding — January 1, 2006
Granted	204,620	$113.09
Exercised	—
Forfeited	(600)	$150.00

Outstanding — December 31, 2006	204,020	112.98
Granted	20,175	$215.00
Exercised	—	—
Forfeited	(600)	$193.33

Outstanding — June 30, 2007	223,595	$121.97

Weighted-average remaining contractual term — June 30, 2007	6.6	—
Exercisable options at end of period — June 30, 2007	—	—
Options expected to vest at end of period — June 30, 2007	223,595	121.97
Weighted-average fair value — June 30, 2007	—	12.56

	Year Ended December 31, 2006	Six Month Period June 30, 2007
Weighted-average exercise price	$113.09	$121.97
Expected volatility	27.2%-29.1%	26.7%-29.1%
Distribution yield	6.8%-11.3%	6.8%-11.3%
Risk free interest rate	4.6%-5.2%	4.6%-5.2%
Expected term (in years)	3.5-7.0	3.5-7.0
Weighted-average grant date fair value	$10.02	$11.62

As of June 30, 2007 and December 31, 2006, unrecognized compensation costs related to outstanding unit options issued under our stock option incentive plan totaled $2.1 and $1.9 million. The expense is expected to be recognized over a weighted-average period of approximately five years.

8.	RELATED-PARTY TRANSACTIONS

Related-Party Long-Term Debt — As discussed in Note 6, the Company has a Credit Agreement with Bank of America, N.A. with an outstanding balance of $20.0 million at June 30, 2007 and December 31, 2006. Bank of America, N.A. is an affiliate of Banc of America Capital Investors SBIC, L.P., an investor in the Company. During the six month periods ended June 30, 2007 and 2006, and the year ended December 31, 2006, the Company incurred interest expense related to the Credit Agreement of $713,403, $163,689 (unaudited), and $1.4 million, respectively. For the same periods above, the Company incurred loan fees of $324,182, $795,281 (unaudited), and $827,462.

Related-Party Payables — In connection with MEI’s acquisition of MEG from Peak (see Note 4), MEI entered into a $15 million note payable with Peak. At December 31, 2005, the Company had an outstanding balance under this note of $15 million. For the six month period ended June 30, 2006 and the years ended December 2006 and 2005, the Company incurred interest expense of $355,607 (unaudited), $518,657, and $96,164, respectively.

Related-Party Receivables — The Company had two contracts with Peak for the gathering and processing of its natural gas and NGL. For the six month periods ended June 30, 2007 and 2006, the years ended December 31, 2006 and 2005, the Company recorded revenues of $0, $277,566 (unaudited), $557,918 and $464,742, respectively, related to these contracts. These contracts resulted in $72,109 due to the Company from Peak, which is shown as accounts receivable — affiliate, as of December 31, 2005. In May 2006, Peak was sold to an unrelated third party, therefore, there were no related party receivables attributable to these contracts as of December 31, 2006.

During 2006 and 2005, the Company constructed a water pipeline for Peak. The agreement called for the Company to invoice Peak for the cost of the project plus a fee for the cost of overseeing the project. The Company accounted for these revenues on a net basis and recorded construction revenue of $234,500 (unaudited), $236,441, and $263,903 for the six month period ended June 30, 2006, years ended December 31, 2006 and 2005, respectively. At December 31, 2005, the Company had accounts receivable — affiliates of $5.1 million for construction costs on this water pipeline due from Peak.

The Company’s Chairman of the Board is also Chief Executive Officer of an oil and gas exploration and production company that is a Yorktown portfolio company. At June 30, 2007 and December 31, 2006, the Company had a related party receivable from this entity in the amount of $43,871 and $30,364, respectively.

The Company’s executive team has formed another midstream gas company. At June 30, 2007, the company had a related party receivable from this entity in the amount of $9,472.

9.	CUSTOMER INFORMATION

The following tables summarize our significant customer information for the periods indicated:

Percentage of Revenue

Customer	Six Month Period Ended June 30, 2007	Six Month Period Ended June 30, 2006 (Unaudited)	Year Ended December 31, 2006	Year Ended December 31, 2005
Customer A	31%	59%	55%	—%
Customer B	24	27	20	59
Customer C	12	—	1	—
Customer D	8	—	7	—
Customer E	—	—	1	28
Customer F	—	5	2	9

Percentage of Cost of Natural Gas and Gas Liquids

Producer	Six Month Period Ended June 30, 2007	Six Month Period Ended June 30, 2006 (Unaudited)	Year Ended December 31, 2006	Year Ended December 31, 2005
Producer A	6%	—%	10%	—%
Producer B	14	10	9	—
Producer C	8	—	8	—
Producer D	7	—	5	—
Producer E	—	4	—	55
Producer F	—	—	—	26
Producer G	—	10	—	12
Producer H	—	—	—	6
Producer I	4	68	4	—
Producer J	3	6	4	—
Producer K	9	—	1	—

10.	RISK MANAGEMENT ACTIVITIES

The Company, because of the nature of the percent of proceeds contracts in MEG Wyoming and to a lesser extent MEG Texas, is exposed to market risks with respect to the market prices of natural gas and NGL. In general, the Company attempts to hedge the risks related to the variability of future earnings and cash flows resulting from changes in applicable commodity prices. The Company does not use derivative instruments for speculative purposes.

NGL and natural gas prices are volatile and are impacted by changes in fundamental supply and demand, as well as market uncertainty and a variety of additional factors beyond our control. The Company’s profitability is affected by prevailing commodity prices primarily as a result of the percent of proceeds contracts assigned to the Company with the purchase of the Douglas gathering system. In order to manage the risks associated with natural gas and NGL prices, we engage in risk management activities that take the form of simple market swaps. These swaps allow the Company to sell a set volume of residue gas and the associated NGL at a set price for a set time period. These financial instruments are designated as fair value hedges under SFAS No. 133 and are recorded at fair value on our balance sheet. Changes in fair value are recorded on our consolidated statement of operations. These derivatives are intended to hedge the risk of extreme adverse fluctuations in prices of commodities hedged. For the year ended December 31, 2005, and for the period from August 24, 2004 (date of inception) to

December 31, 2004, the Company had no hedging positions. As of June 30, 2007, the Company had the following hedge positions (dollars in thousands):

		Remaining Term		Pricing Terms	Total Volumes Remaining	Fair Value		Realized Gain (Loss)
		From	To			June 30, 2007	December 31, 2006	June 30, 2007	December 31, 2006
Natural gas liquids Swaps	Swaps	July 2007	June 2008	Fixed pricing ranging from $0.57 to $1.3975 settling against various daily mean prices as quoted by OPIS.	5,314,383	$(503)	$375	$(308)	$(201)

Natural gas	Swaps	July 2007	June 2008	Fixed pricing ranging from $6.77 to $7.02 settling against first of month prices as quoted	1,249,850	$1,503	$2,246	$1,462	$1,343

11.	COMMITMENTS AND CONTINGENCIES

Lease Commitments — The Company is party to several operating lease agreements for its corporate office and its several areas of operations. The Company has entered into operating leases for compressors utilized at its processing plant in Texas.

Future rental payments as of June 30, 2007, are as follows (in thousands):

2007 (remainder)	$1,076
2008	2,064
2009	2,042
2010	2,033
2011	1,919
Thereafter	3,993

$13,127

Rent expense for the six month periods ended June 30, 2007 and 2006, the years ended December 31, 2006 and 2005 and for the period August 24, 2004 (date of inception) to December 31, 2004, were $221,042, $54,595 (unaudited), $221,529, $68,179, and $7,000, respectively. Some office leases contain renewal options and escalation clauses.

Regulatory Compliance — In the ordinary course of business, we are subject to various laws and regulations. In the opinion of our management, compliance with existing laws and regulations will not materially affect our financial position.

Insurance — The Company carries insurance coverage on its assets and operations which management believes is consistent with industry practice. These insurance coverages include: (i) commercial general liability for liabilities arising to third parties for bodily injury and property damage; (ii) workers’ compensation liability coverage to required state limits; (iii) automobile liability insurance for all owned, nonowned and hired vehicles covering liabilities to third parties for bodily injury and property damage; (iv) property insurance covering the value of all real and personal property damage, including boiler and machinery; (v) corporate liability policies including directors and officers, employment practice liability, fiduciary liability, and employee dishonesty coverage; and (vi) environmental policies for some of our systems. All policies are subject to certain deductibles, terms, and conditions common for companies with similar types of operation.

Litigation — The Company may, from time to time, be involved in various legal actions and claims arising in the normal course of business. In the opinion of management, the Company’s liability, if any, in these pending actions would not have a material adverse effect on the financial positions of the Company.

12.	FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of accounts receivable and accounts payable are not materially different from their carrying amounts because of the short-term nature of these instruments. The carrying amount of cash equivalents is believed to approximate their fair values because of the short maturities of these instruments. As of June 30, 2007 and December 31, 2006, the debt associated with the Amended and Restated Credit Agreement bore interest at floating rates. As such, carrying amounts of this debt instrument approximates fair value.

13.	GAIN ON SALE OF ASSETS

In December 2006, the Company sold a processing plant in exchange for $6.8 million in cash and a pipeline located near our system valued by management with the assistance of a third-party valuation firm at $1.7 million. The Company recorded a gain on the sale of the asset in 2006 of $4.6 million.

14.	EMPLOYEE BENEFIT PLAN

In 2005, the Company began providing a defined contribution benefit plan to its employees. The plan provides for a dollar for dollar matching contribution by the Company on the first 3% of an employee’s contributions and a 50% match on additional employee contributions not to exceed a Company match of 4%. Expenses under the plan for the six month periods ended June 30, 2007 and 2006, the years ended December 31, 2006 and 2005 were approximately $146,760, $61,854 (unaudited) $179,155 and $50,970, respectively.

15.	SUBSEQUENT EVENT

On May 21, 2007 the Company entered into an agreement to sell its stock to DCP Midstream, LLC for $635 million, subject to closing adjustments. Upon closing of the sale, approximately $8.5 to $8.8 million in bonuses and approximately $49.3 million in equity based compensation will be distributed to management and employees.

* * * * * *